EXHIBIT 99.1

News Release

REMEC ANNOUNCES RESIGNATION OF CFO

SAN DIEGO, Calif. September 22, 2003—REMEC, Inc. (Nasdaq: REMC) today announced that its chief financial officer, David L. Morash, has resigned citing personal reasons. The Company named Thomas H. Waechter, its President and Chief Operating Officer, to serve as interim CFO.

“I want to personally thank Dave for his dedication and service to the Company as CFO,” said Ron Ragland, Chairman and CEO of REMEC. “Dave has been a valuable member of our executive team and we wish him the best.”

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 505-3713.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC is a registered trademark of REMEC, Inc. Other brand or product names are registered trademarks or trademarks of their respective holders. ©REMEC, Inc., 2003. All rights reserved.

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For more information:	Thomas H. Waechter
Chief Operating Officer
858-505-3725
thomas.waechter@remec.com